As filed with the Securities and Exchange Commission on March 24, 2014

Registration No. 333-137534
Registration No. 333-146534
Registration No. 333-181171

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-137534

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-146534

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-181171

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENTIUM S.p.A.

(Exact name of registrant as specified in its charter)

Republic of Italy	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Piazza XX Settembre 2

22079 Villa Guardia (Como), Italy

+39 031 5373 200

(Address of principal executive offices)

Gentium S.p.A. Amended and Restated 2004 Equity Incentive Plan

Gentium S.p.A. Amended and Restated 2004 Non-Statutory Share Option Plan and Agreement

Gentium S.p.A. 2007 Stock Option Plan

(Full title of plans)

Suzanne Sawochka Hooper

Executive Vice President and General Counsel

Jazz Pharmaceuticals Public Limited Company

c/o Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

(650) 496-3777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chadwick L. Mills Cooley LLP 3715 Hanover Street Palo Alto, CA 94304 (650) 843-5654	Francis Wheeler Cooley LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80403 (720) 566-4231

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Gentium S.p.A. (the “Registrant”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration any and all securities that remain unsold or unissued under such Registration Statements identified below pursuant to the Registrant’s Amended and Restated 2004 Equity Incentive Plan, Amended and Restated 2004 Non-Statutory Share Option Plan and Agreement and 2007 Stock Option Plan previously registered by the Registrant pursuant to the following registration statements:

•	Registration Statement on Form S-8 (File No. 333-137534), filed with the Securities and Exchange Commission on September 22, 2006;

•	Registration Statement on Form S-8 (File No. 333-146534), filed with the Securities and Exchange Commission on October 5, 2007; and

•	Registration Statement on Form S-8 (File No. 333-181171), filed with the Securities and Exchange Commission on May 4, 2012 (collectively, the “Registration Statements”).

The securities may be represented by the Registrant’s American Depositary Shares (“ADSs”).

Pursuant to the Tender Offer Agreement, dated as of December 19, 2013, among Jazz Pharmaceuticals Public Limited Company (“Jazz Pharmaceuticals”), Jazz Pharmaceuticals Italy S.p.A., an Italian società per azioni (formerly known as Jazz Pharmaceuticals Italy S.r.l., an Italian società a responsabilià limitata) (“Purchaser”) and a wholly-owned subsidiary of Jazz Pharmaceuticals, and the Registrant (the “Tender Offer Agreement”), the Purchaser commenced a tender offer (the “Offer”) to purchase all outstanding ordinary shares of the Registrant, no par value per share (“Ordinary Shares”), and all outstanding ADS (the ADSs, together with the Ordinary Shares, the “Company Shares”), each representing one Ordinary Share and evidenced by an American Depositary Receipt, at a purchase price of $57.00 per Company Share, net to the seller in cash, without interest thereon, less any required withholding taxes. The initial offering period of the Offer expired on January 22, 2014, and the subsequent offering period of the Offer expired on February 20, 2014. The Company Shares acquired in the Offer represent approximately 98% of the outstanding Company Shares. Trading of the ADSs on The NASDAQ Global Market was suspended following the close of trading on March 7, 2014. The Company has filed a Form 25 with the Securities and Exchange Commission to terminate registration of the Company Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and intends to file a Form 15 to terminate registration of the Company Shares under Section 12(g) of the Exchange Act and suspend its duty to file reports under Sections 13(a) and 15(d) of the Exchange Act.

In accordance with the undertakings made by the Registrant to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant hereby amends each Registration Statement to withdraw from registration all unsold Company Shares previously registered under the Registration Statements and to terminate the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Villa Guardia (Como) Italy, on the 24th day of March 2014.

GENTIUM, S.p.A.

By:	/s/ SALVATORE CALABRESE
Salvatore Calabrese Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ FINTAN KEEGAN Fintan Keegan	Chairman and Chief Executive Officer (Principal Executive Officer)	March 24, 2014

/S/ SALVATORE CALABRESE Salvatore Calabrese	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2014

/S/ JOYCE VICTORIA BIGIO Joyce Victoria Bigio	Director	March 24, 2014

/S/ SUZANNE SAWOCHKA HOOPER Suzanne Sawochka Hooper	Director	March 24, 2014

/S/ IAIN MCGILL Iain McGill	Director	March 24, 2014

/S/ ELMAR SCHNEE Elmar Schnee	Director	March 24, 2014

/S/ SUZANNE SAWOCHKA HOOPER Suzanne Sawochka Hooper	Authorized Representative in the United States	March 24, 2014